UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report  (Date of earliest event reported): January 15, 2010

LUFKIN INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

TEXAS	000-02612	75-0404410
(State or other jurisdiction	(Commission	(I.R.S. Employer
Of incorporation)	File Number)	Identification No.)

601 SOUTH RAGUET, LUFKIN, TEXAS		75904
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (936) 634-2211

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On January 15, 2010, the U.S. District Court for the Eastern District of Texas notified the Company that it had entered a final judgment related to the Company’s ongoing class-action lawsuit. The Court ordered Lufkin Industries to pay the plaintiffs $3.3 million in damages, $2.2 million in pre-judgment interest and 0.41% interest for any post-judgment interest. The Company had previously estimated the total liability for damages and interest to be approximately $5.2 million.

The Court also ordered the plaintiffs to submit a request for legal fees and expenses from January 1, 2009 through the date of the final judgment. The plaintiffs are required to submit this request within 14 days of the final judgment. Until the plaintiffs submit this reimbursement request and the Court reviews their request, the Company can not reasonably estimate this liability.

On January 15, 2010, the plaintiffs filed a notice of appeal with the U.S. Fifth Circuit Court of Appeals of the District Court’s final judgment. On January 21, 2010, The Company filed a notice of cross-appeal with the same court.  In addition, the Company filed a motion with the District Court to stay the payment of damages referenced in the District Court’s final judgment pending the outcome of the Fifth Circuit’s decision on both parties’ appeals. The District Court has not yet ruled on this motion to stay.

The Company will accrue an additional charge of $0.3 million during the fourth quarter of 2009 related to the interest and damages award. When the Company can reasonably estimate the liability for the plaintiff’s legal fees since January 1, 2009, the Company will accrue an additional charge and file a current report. It is management’s opinion that the Company’s liability for these legal fees would not materially affect its consolidated financial position or cash flow.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUFKIN INDUSTRIES, INC.

By               /s/   Christopher L. Boone
Christopher L. Boone
Vice President/Treasurer/Chief Financial Officer
(Principal Financial and Accounting Officer)

Date:           January 22, 2010